Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2017 Third Quarter Results
VALENCIA, Calif., August 8, 2017 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), the world's leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2017 third quarter ended June 30, 2017.
Fiscal 2017 Third Quarter Highlights

•	Net sales of $363.9 million, down 3.0 percent

•	Net loss of $229.6 million, or $2.32 per diluted share

•	Adjusted net income(1) of $10.0 million, or $0.10 per diluted share, excluding goodwill impairment charge and tax valuation allowance

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $33.0 million, or 9.1 percent of net sales
Todd Renehan, chief executive officer, commented, “Our fiscal 2017 third quarter results were poor and well below our capabilities, reflecting both execution issues and volume declines at certain key customers. As we have previously disclosed, we are addressing execution issues through initiatives focused on improving profitable growth and margins; procurement and inventory management; customer service and on-time delivery; and efficiency and costs. While we are working hard on these initiatives, they will take time to complete, and their impact is not reflected in our latest results. Despite these internal issues, our customers continue to recognize Wesco’s value proposition, renewing long-term contracts and awarding new business. We are confident in Wesco’s future and will remain focused on doing what is right for the business and our shareholders over the long term.”
Fiscal 2017 Third Quarter Results

Net sales in the fiscal 2017 third quarter were $363.9 million, compared with $375.2 million in the prior-year third quarter. Constant-currency sales(1) decreased 2.8 percent year-over-year in the third quarter of fiscal 2017, due to a decline in ad-hoc sales. Long-term contract revenue was stable in the quarter, as increased sales from new business were offset by volume declines at existing customers and lost business.
Gross profit was $90.2 million in the third quarter of fiscal 2017, compared with $99.2 million in the fiscal 2016 third quarter. Gross margin was 24.8 percent in the fiscal 2017 third quarter, compared with 26.5 percent in the same period last year. The decrease in margin primarily reflects a decline in ad-hoc margins.
Selling, general and administrative (SG&A) expenses totaled $66.3 million in the fiscal 2017 third quarter, compared with $59.2 million in the same period last year. The SG&A increase was primarily due to higher people-related, facility and systems costs, which included approximately $3 million to support new business. SG&A expenses as a percentage of net sales were 18.2 percent in the fiscal 2017 third quarter, compared with 15.8 percent in the same period last year.
The company performed an impairment test in conjunction with its periodic assessment of the value of goodwill and intangible assets. The test indicated that the estimated fair value of the company’s North American hardware and chemical business units was less than the carrying value, reflecting reduced sales and earnings. This resulted in a pre-tax non-cash impairment charge of $311.1 million in the fiscal 2017 third quarter.
Loss from operations totaled $287.2 million in the fiscal 2017 third quarter. Excluding the goodwill impairment charge discussed above, adjusted income from operations(1) was $23.9 million, or 6.6 percent of net sales. This compares with $40.0 million, or 10.7 percent of net sales, in the same period last year.
The company's effective tax rate was 22.6 percent in the third quarter of fiscal 2017, compared with 28.0 percent in the year-ago quarter.
Net loss was $229.6 million, or $2.32 per diluted share, in the fiscal 2017 third quarter, compared with net income of $24.0 million, or $0.24 per diluted share. Adjusted net income(1) was $10.0 million, or $0.10 per diluted share, compared with $28.5 million, or $0.29 per diluted share, in the same period last year.

Adjusted EBITDA(1) in the fiscal 2017 third quarter was $33.0 million, compared with $50.9 million in the same period last year. Adjusted EBITDA margin(1) was 9.1 percent, compared with 13.6 percent in the same period last year.
Fiscal 2017 Year-to-Date Results
Net sales for the nine months ended June 30, 2017 were $1,067.9 million, compared with $1,111.8 million in the same period last year. Constant-currency sales(1) in the fiscal 2017 year-to-date period declined 1.8 percent year-over-year.

Loss from operations was $228.8 million in the nine months ended June 30, 2017. Excluding the goodwill impairment charge discussed above, adjusted income from operations(1) for the first nine months of fiscal 2017 was $82.3 million, or 7.7 percent of net sales. This compares with $118.5 million, or 10.7 percent of net sales, in the same period last year. The decline in adjusted operating margin(1) primarily reflects lower gross margins and an increase in SG&A expenses as a percentage of net sales.
Net loss in the first nine months of fiscal 2017 was $199.1 million, or $2.02 per diluted share, compared with net income of $68.1 million, or $0.69 per diluted share, in the same period last year. Adjusted net income(1) was $49.5 million, or $0.50 per diluted share, compared with $80.7 million, or $0.82 per diluted share, in the same period last year.
Adjusted EBITDA(1) in the nine months ended June 30, 2017 was $106.2 million, or 9.9 percent of net sales, compared with $147.2 million, or 13.2 percent of net sales, in the same period last year.
Net cash used in operating activities was $32.8 million in the nine months ended June 30, 2017, compared with net cash provided by operating activities of $66.6 million in the same period last year. The change in operating cash flow primarily reflects an increase in inventory to support new business. Free cash flow(1) usage was $39.7 million in the first nine months of fiscal 2017, compared with free cash flow(1) provided of $55.4 million in the same period last year.
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2017 third quarter results at 2:00 p.m. PDT (5:00 p.m. EDT) today, August 8, 2017. The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 45343431.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 45343431. The telephonic replay will be available until August 15, 2017 at 11:59 p.m. EDT.

About Wesco Aircraft
Wesco Aircraft is the world’s leading distributor and provider of comprehensive supply chain management services to the global aerospace industry, based on annual sales. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemical and electrical and comprised of more than 565,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
Footnotes
(1) Non-GAAP financial measure - see Exhibits for reconciliations of GAAP to non-GAAP results.
Non-GAAP Financial Information
Adjusted income from operations represents (loss) income from operations plus the $311.1 million goodwill impairment charge the company took during the quarter ended June 30, 2017.
Adjusted operating margin represents adjusted income from operations divided by net sales.
Adjusted net income represents net (loss) income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represent basic earnings per share calculated using adjusted net income as opposed to net income.

Adjusted diluted earnings per share represent diluted earnings per share calculated using adjusted net income as opposed to net income.
Adjusted EBITDA represents net (loss) income before: (i) income tax (benefit) provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Constant-currency sales represent net sales for the fiscal 2017 third quarter and year-to-date period translated at the corresponding fiscal 2016 periodical average exchange rates. Constant-currency sales excluding large commercial contract represent net sales for the fiscal 2017 third quarter and year-to-date period translated at the corresponding fiscal 2016 periodical average exchange rates, further adjusted to remove sales in the fiscal 2016 third quarter and year-to-date period related to a commercial hardware contract that ended on March 31, 2015.
Free cash flow represents net cash (used in) provided by operating activities less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, constant-currency sales, constant-currency sales excluding large commercial contract and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, and should not consider adjusted income from operations as an alternative to (loss) income from operations, determined in accordance with GAAP, in each case as an indicator of operating performance. Adjusted income from operations, adjusted operating margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, constant-currency sales, constant-currency sales excluding large commercial contract and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4, 5, 6 and 7 for reconciliations of adjusted income from operations, adjusted operating margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, constant-currency sales, constant-currency sales excluding large commercial contract and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “address,” “believe,” “continue,” “future,” “outlook,” “remain,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of (Loss) Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information - Adjusted Income from Operations, Adjusted Net Income and Adjusted Earnings Per Share (Unaudited)
Exhibit 5:	Non-GAAP Financial Information – EBITDA and Adjusted EBITDA (Unaudited)
Exhibit 6:	Non-GAAP Financial Information – Constant-Currency Sales and Constant-Currency Sales Excluding Large Commercial Contract (Unaudited)
Exhibit 7:	Non-GAAP Financial Information – Free Cash Flow (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.
Consolidated Statements of (Loss) Income (UNAUDITED)
(In thousands, except share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Net sales	$363,907	$375,186	$1,067,877	$1,111,771
Cost of sales	273,699	275,945	793,457	813,564
Gross profit	90,208	99,241	274,420	298,207
Selling, general and administrative expenses	66,313	59,197	192,071	179,708
Goodwill impairment charge	311,114	—	311,114	—
(Loss) income from operations	(287,219)	40,044	(228,765)	118,499
Interest expense, net	(9,614)	(9,325)	(29,529)	(27,436)
Other income, net	256	2,657	289	3,960
(Loss) income before income taxes	(296,577)	33,376	(258,005)	95,023
Benefit (provision) for income taxes	66,969	(9,360)	58,946	(26,906)
Net (loss) income	$(229,608)	$24,016	$(199,059)	$68,117

Net (loss) income per share:
Basic	$(2.32)	$0.25	$(2.02)	$0.70
Diluted	$(2.32)	$0.24	$(2.02)	$0.69
Weighted average shares outstanding:
Basic	98,869,675	97,929,438	98,558,330	97,511,590
Diluted	98,869,675	98,599,215	98,558,330	98,108,904

Exhibit 2

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	June 30, 2017	September 30, 2016
Assets
Cash and cash equivalents	$57,056	$77,061
Accounts receivable, net	264,023	249,195
Inventories	802,709	713,470
Prepaid expenses and other current assets	12,865	10,203
Income taxes receivable	1,387	1,460
Total current assets	1,138,040	1,051,389
Long-term assets	635,626	897,189
Total assets	$1,773,666	$1,948,578

Liabilities and Stockholders’ Equity
Accounts payable	$175,834	$181,700
Accrued expenses and other current liabilities	33,882	26,424
Income taxes payable	—	6,782
Capital lease obligations, current portion	2,922	1,471
Short-term borrowings and current portion of long-term debt	68,000	—
Total current liabilities	280,638	216,377
Capital lease obligations, less current portion	2,298	1,710
Long-term debt, less current portion	793,061	834,279
Deferred tax liabilities	4,092	4,092
Other liabilities	5,767	9,205
Total liabilities	1,085,856	1,065,663
Total stockholders’ equity	687,810	882,915
Total liabilities and stockholders’ equity	$1,773,666	$1,948,578

Exhibit 3
 Wesco Aircraft Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Nine Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net (loss) income	$(199,059)	$68,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,812	20,843
Deferred financing costs	5,136	3,144
Bad debt and sales return reserve	(252)	41
Stock-based compensation expense	5,958	6,406
Goodwill impairment charge	311,114	—
Deferred income taxes	(62,231)	4,240
Other non-cash items	528	(5,170)
Changes in assets and liabilities:
Accounts receivable	(15,972)	(10,466)
Inventories	(91,599)	(25,253)
Other current and long-term assets	(1,768)	(347)
Accounts payable	(5,675)	21,466
Other current and long-term liabilities	162	(16,428)
Net cash (used in) provided by operating activities	(32,846)	66,593
Cash flows from investing activities
Purchase of property and equipment	(6,831)	(11,161)
Proceed from sales of assets	—	2,000
Net cash used in investing activities	(6,831)	(9,161)
Cash flows from financing activities
Proceeds from short-term borrowings	60,000	—
Repayment of short-term borrowings	(12,000)	—
Repayment of long-term debt	(16,344)	(76,000)
Financing fees	(12,796)	(2,126)
Repayment of capital lease obligations	(1,278)	(1,037)
Excess tax benefit related to stock-based incentive plans	—	796
Proceeds from issuance of common stock	2,965	6,126
Settlement on restricted stock tax withholding	(264)	—
Net cash provided by (used in) financing activities	20,283	(72,241)
Effect of foreign currency exchange rate on cash and cash equivalents	(611)	(2,572)
Net decrease in cash and cash equivalents	(20,005)	(17,381)
Cash and cash equivalents, beginning of period	77,061	82,866
Cash and cash equivalents, end of period	$57,056	$65,485

Exhibit 4

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Adjusted Income from Operations,
Adjusted Net Income and Adjusted Earnings Per Share (UNAUDITED)
(Dollars in thousands, except share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Net Sales	$363,907	$375,186	$1,067,877	$1,111,771

Adjusted Income from Operations
(Loss) income from operations	$(287,219)	$40,044	$(228,765)	$118,499
Goodwill impairment charge	311,114	—	311,114	—
Adjusted income from operations	$23,895	$40,044	$82,349	$118,499
Adjusted operating margin	6.6%	10.7%	7.7%	10.7%

Adjusted Net Income
Net (loss) income	$(229,608)	$24,016	$(199,059)	$68,117
Amortization of intangible assets	3,743	3,945	11,183	11,864
Amortization of deferred financing costs	1,013	1,391	5,136	3,144
Goodwill impairment	311,114	—	311,114	—
Unusual or non-recurring items (1)	1,490	1,377	2,799	3,944
Adjustments for tax effect (2)	(77,763)	(2,259)	(81,626)	(6,382)
Adjusted net income	$9,989	$28,470	$49,547	$80,687

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	98,869,675	97,929,438	98,558,330	97,511,590
Adjusted net income per basic share	$0.10	$0.29	$0.50	$0.83

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	98,869,675	98,599,215	98,558,330	98,108,904
Adjusted net income per diluted share	$0.10	$0.29	$0.50	$0.82

(1)
Unusual and non-recurring items in the third quarter of fiscal 2017 consisted of business realignment and other expenses of $1.5 million. Unusual and non-recurring items in the third quarter of fiscal 2016 consisted of integration and other related expenses of $0.2 million, as well as business realignment and other expenses of $1.2 million.

Unusual and non-recurring items in the year-to-date period of fiscal 2017 consisted of business realignment and other expenses of $2.8 million. Unusual and non-recurring items in the year-to-date period of fiscal 2016 consisted of integration and other related expenses of $1.2 million, as well as business realignment and other expenses of $2.7 million.

(2)	The adjustment for tax effect includes a valuation allowance of $10.6 million on deferred tax assets for the third quarter and year-to-date period of fiscal 2017.

Exhibit 5

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information – EBITDA and Adjusted EBITDA (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
EBITDA & Adjusted EBITDA
Net (loss) income	$(229,608)	$24,016	$(199,059)	$68,117
Income taxes (benefit) provision	(66,969)	9,360	(58,946)	26,906
Interest expense, net	9,614	9,325	29,529	27,436
Depreciation and amortization	7,340	6,790	20,812	20,843
EBITDA	(279,623)	49,491	(207,664)	143,302
Goodwill impairment	311,114	—	311,114	—
Unusual or non-recurring items (1)	1,490	1,377	2,799	3,944
Adjusted EBITDA	$32,981	$50,868	$106,249	$147,246
Adjusted EBITDA margin	9.1%	13.6%	9.9%	13.2%

(1)
Unusual and non-recurring items in the third quarter of fiscal 2017 consisted of business realignment and other expenses of $1.5 million. Unusual and non-recurring items in the third quarter of fiscal 2016 consisted of integration and other related expenses of $0.2 million, as well as business realignment and other expenses of $1.2 million.

Unusual and non-recurring items in the year-to-date period of fiscal 2017 consisted of business realignment and other expenses of $2.8 million. Unusual and non-recurring items in the year-to-date period of fiscal 2016 consisted of integration and other related expenses of $1.2 million, as well as business realignment and other expenses of $2.7 million.

Exhibit 6

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information – Constant-Currency Sales and
Constant-Currency Sales Excluding Large Commercial Contract (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Increase (Decrease)	Percent Change
	2017	2016

Net sales	$363,907	$375,186	$(11,279)	(3.0)%
Currency translation impact	774	—	774
Constant-currency sales	$364,681	$375,186	$(10,505)	(2.8)%

	Nine Months Ended June 30,		Increase (Decrease)	Percent Change
	2017	2016
Net sales	$1,067,877	$1,111,771	$(43,894)	(3.9)%
Currency translation impact	23,747	—	23,747
Constant-currency sales	1,091,624	1,111,771	(20,147)	(1.8)%
Large commercial contract (3)	—	(9,782)	9,782
Constant-currency sales excluding large commercial contract	$1,091,624	$1,101,989	$(10,365)	(0.9)%

(3) In the year-to-date period of fiscal 2016, the company sold $9,782 of commercial hardware under a contract that ended on March 31, 2015, as previously disclosed.

Exhibit 7

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information – Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Increase (Decrease)	Percent Change
	2017	2016
Free Cash Flow
Net cash provided by operating activities	$917	$51,767	$(50,850)	NM (4)
Purchase of property and equipment	(2,622)	(3,928)	1,306	(33.2)%
Free cash flow	$(1,705)	$47,839	$(49,544)	NM (4)

	Nine Months Ended June 30,		Increase (Decrease)	Percent Change
	2017	2016
Free Cash Flow
Net cash (used in) provided by operating activities	$(32,846)	$66,593	$(99,439)	NM (4)
Purchase of property and equipment	(6,831)	(11,161)	4,330	(38.8)%
Free cash flow	$(39,677)	$55,432	$(95,109)	NM (4)

(4) "NM" stands for not meaningful.